UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): September 22, 2005 (September 20, 2005)

Psychiatric Solutions, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-20488	23-2491707
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)
840 Crescent Centre Drive, Suite 460, Franklin, Tennessee 37067
(Address of Principal Executive Offices)
(615) 312-5700
(Registrant’s Telephone Number, including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
     On July 1, 2005, Psychiatric Solutions, Inc. (the “Company”) amended and restated its credit facility to consist of a $325.0 million senior secured term loan and a revolving credit facility of up to $150.0 million. Pursuant to the Second Amended and Restated Credit Agreement, dated as of July 1, 2005 (the “Credit Agreement”), among the Company, as borrower, the subsidiaries of the Company identified therein as guarantors, the lenders party thereto, Citicorp North America, Inc., as term loan facility administrative agent (“Citicorp”), and Bank of America, N.A., as revolving credit facility administrative agent, the Company is obligated, under certain conditions, to apply up to half of the net cash proceeds of an equity offering to pay down its $325.0 million senior secured term loan. On September 20, 2005, the Company completed the sale of 4,025,000 shares of its common stock and received net proceeds of approximately $192.5 million. Pursuant to the Credit Agreement, the Company paid $96.0 million on September 21, 2005 to reduce the principal amount of its senior secured term loan. The Company also prepaid an additional $29.0 million in principal amount of its senior secured term loan.
Item 8.01. Other Events.
     On September 20, 2005, the Company issued a press release announcing that it completed the sale of 4,025,000 shares of its common stock at $50.24 per share. Of these shares, 525,000 were sold through the full exercise of the underwriters’ over-allotment option. A copy of the press release is filed as Exhibit 99 hereto and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
     (a) Financial Statements of Businesses Acquired.
None required
     (b) Pro Forma Financial Information.
None required
     (c) Exhibits.
99      Press Release of Psychiatric Solutions, Inc., dated September 20, 2005

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PSYCHIATRIC SOLUTIONS, INC.
By:	/s/ Brent Turner
Brent Turner
Executive Vice President, Finance and Administration

Date: September 22, 2005

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibits
99	Press Release of Psychiatric Solutions, Inc., dated September 20, 2005